Exhibit 21.1

Subsidiaries and Affiliates of the Registrant

NETGEAR, Inc.

Infrant Technologies, LLC

SKIPJAM CORP
NETGEAR International, Inc.
Netgear Deutschland GmbH
NETGEAR FRANCE SAS
NETGEAR HOLDINGS LIMITED (IRELAND)
NETGEAR INTERNATIONAL LTD
NETGEAR ASIA PTE. LIMITED (SINGAPORE BRANCH)
NETGEAR HONG KONG LIMITED
NETGEAR NEW ZEALAND
NETGEAR POLAND SP ZOO
Netgear Switzerland GmbH
NETGEAR U.K. LTD
Netgear (Beijing) Network Technology Co., Ltd
NETGEAR AUSTRALIA PTY LTD.
NETGEAR Japan GK
Netgear Netherlands B.V.
Netgear Taiwan Co., Ltd.
NETGEAR Technologies India Private Limited
Netgear Asia Holdings Ltd.
NETGEAR Research India Pvt. Ltd.
NETGEAR Canada Ltd.
Meural, Inc.